Contract No. 3828

                         TELEVISION LICENCE AGREEMENT

This Agreement is made as of June 24, 2003 between NELVANA INTERNATIONAL LIMITED, a registered Irish corporation ("Nelvana"), Airport House, Offices 228-230, Shannon Free Zone, Shannon, County Clare, Ireland and OMNI BROADCASTING ("Licensee"), 4322 Wilshire Blvd., Suite 300, Los Angeles, CA 90010 U.S.A. regarding the programs described below (the "Programs"). Nelvana and Licensee agree as follows:

1.	Description of Programs:

(a)     Title:      Birdz (Episodes 1-13)
(b)     Duration:   Approximately twenty-three (23) minutes each
(c)     Number:     Thirteen (13)

2. Licensed Rights:

(a)	Media:	All Free TV

(b)	Exclusivity:	The rights granted by Nelvana to
Licensee in the Programs are exclusive in the Territory against All Free TV for the Term, except for Puerto Rico where the rights granted by Nelvana to Licensee in the Programs are non- exclusive against All Free TV for the Term.

(c)	Languages:	English

(d)	Authorized Stations:	Omni stations in the Territory

(e)	Maximum Telecasts
	per Program:	Unlimited

(f)	Special Provisions:	None

3.      Territory:   United States, its territories, and its possessions.

4.	Term:	Starting on July 1, 2003 and ending on July 1, 2006.

5.	Holdbacks:	None

6.	Licence Fee:	US$5,000, per episode, or US$65,000 total.

7.      Payment Schedule:    Licensee shall pay Nelvana fifty percent (50%) of
                             all Advertising Revenues (as defined below). Such amounts shall be paid no later than thirty (30) days after the last day of each calendar quarter during the Term. If upon expiry of the Term, or upon termination of this Agreement, such payments have not equaled or exceeded the entire amount of the Licence Fee, Licensee shall pay any outstanding balance in full within thirty (30) days.

                             "Advertising Revenues" means all gross income of any kind received by or credited to Licensee that is earned and accrued during the Term for advertising aired on the Authorized Stations during the broadcast of the Programs, less fees paid to third party advertising agencies.



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8.	Delivery Requirements:

(a)	Physical Materials:	NTSC(525)
                                Digital Betacam

(b)     Documents:   Credit List       Synopsis       Available press materials
                     Music cue sheets  Digital Images Trademark
                     First Telecast Dates Reporting Form

(c)	Method of Delivery:	Physical Delivery
                                Loan of Physical Materials, for 30 days

(d)	Physical Materials will be delivered to Licensee, at such address as Licensee shall advise Nelvana in writing, at the following times subject to payment of the following costs:

	Delivery Date:  Upon execution of this Agreement.

	Shipping Costs of Physical Materials to Licensee covered by Nelvana, and shipping costs to return Physical Materials to Nelvana at 32 Atlantic Avenue, Toronto, Ontario, M6K IX8 or to another destination as Nelvana shall advise covered by Licensee


9.	The following notice, together with any anti-piracy notice, will appear on all copies of the Programs and al1 advertising and promotional materials:


                       Birdz Series c 1998 Nelvana Limited
                               All Rights Reserved.

                                 GENERAL TERMS

10.	Subject to the terms of this Agreement, Nelvana hereby licenses to Licensee the Licensed Rights in the Programs during the Term throughout the Territory, on the existing signals of the Authorized Stations and in accordance with Section 2 above.

11.	If Nelvana does not deliver to Licensee Physical Materials in the
Languages, then Licensee will have the non-exclusive right, after consultation with Nelvana, to dub or subtitle the Programs in the authorized Languages ("Dubbed Versions"). Nelvana shall own all Dubbed Versions. Nelvana shall have access to the Dubbed Versions at no cost to Nelvana.

12.	The parties specifically acknowledge that: (a) the Licensed
Rights do not include any interactive rights in the Programs; (b) the Licensed Rights do not include exploitation of the Programs on the Internet; (c) Licensee will only exploit the Programs individually and in their entirety, and Licensee may not, except as specifically permitted by this Agreement, modify or edit the Programs, add any material to the Programs, or combine any Program with any other Program or with any other program or work; (d) the incidental reception of the signal transmitted by third parties containing any Program within the Territory due to overlapping signal contours, or the simultaneous retransmission of that signal by cable television or other retransmission systems within the Territory, will not infringe Licensee's rights; (e) Licensee's rights include, unless otherwise stated, the right to transmit the Programs by means of satellite which may cause overspill due to the inherent capability of satellites to beam down signals which are not confined to territorial boundaries, and that the occurrence of such overspill shall not constitute a breach of this Agreement; (t) Nelvana will have the right to exhibit or authorize others to exhibit in any media throughout the Territory during the Term excerpts from each Program (not to exceed 2 minutes in length) for purposes of promoting the Program, individuals associated with the Program, and/or Nelvana and its affiliates, associates and licensees; and (g) Licensee is not entitled to apply for or receive any retransmission income, blank tape or similar levies, tax rebates or other income that may be payable to authors, producers and licensees from agencies, societies, or organizations such as AGICOA, VGF and PROCIREP.

13.	All rights not specifically licensed to Licensee in this
Agreement are expressly reserved to Nelvana including, without limitation, all theatrical, non- theatrical, video, merchandising and interactive rights. Nelvana, however, agrees that in connection with its exercise of the interactive rights it will not use and/or authorize the use in a linear manner of more than 10 minutes from any single Program.



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14.	In consideration for, and as a condition precedent to the
exercise of, the Licensed Rights, Licensee shall pay to Nelvana the Licence Fee, less only any withholding tax. Licensee will provide Nelvana with all documentation needed to obtain any available credit or refund of such tax.

15.	Licensee will make all payments due to Nelvana by wire transfer in United States dollars, free of any transmission charges, to the following account: Nelvana International Limited, US Dollar Currency Account, Ulster Bank Limited, International Trade Services, Dublin, Ireland, Swift Code Address: ULSBIE2D, Telex: 93638, Account Number:
1813329102.

16.	Licensee will deliver to Nelvana International Limited at Airport
House, Offices 228-230, Shannon Free Zone, Shannon, County Clare,
Ireland: (a) a report setting out the first telecast dates and any translated Program titles, on the forms provided by Nelvana. within 30 days of the first exercise of any of the Licensed Rights; and (b) a monthly report setting out the number of telecasts for each Program for the month, within 30 days of the end of such month.

17.	Upon termination or expiration of the Agreement for each Program,
Licensee will at Nelvana's election either: (a) return all Physical Materials, Documents and Dubbed Versions (if any) to Nelvana; (b) destroy them and provide Nelvana with a customary certificate of destruction; or (c) store them until notified by Nelvana to ship the Physical Materials, Documents and/or Dubbed Versions to a destination as Nelvana shall advise.

18.	Nelvana will provide Licensee with a list of all required screen credits (unless such list is already contained in the Program) and paid advertising requirements, as well as any credit, advertising and dubbing restrictions. Licensee will comply with all of the above.

19.	Licensee will have the non-exclusive right at its sole expense to: (a) advertise, publicize, and promote each Program; (b) add
Licensee's name or logo prior to the beginning or after the end of each Program; and (c) insert commercial announcements within a Program only if approved in writing by Nelvana.

20.	Licensee may not: (a) alter or delete any title, credit, logo, copyright or trade-mark notice appearing on any Program; (b) add any advertisements, commercials or other material in or to any copy of the Program (other than Licensee's name or logo), without Nelvana's prior written approval; or (c) use any clips from any single Program that exceeds 2 minutes in total for permitted advertising.

21	Nelvana or its designee will have the right of prior approval regarding all elements of the advertising and promotional can1paign for the Programs if Licensee utilizes artwork not provided by Nelvana.

22.	Licensee will prominently display the Nelvana trademark and logo
("Nelvana Trade-marks") and the Series logo ("Series Logo") (as provided by Nelvana) on all promotional and advertising material. No other trade- mark or logo will be displayed more prominently than the Nelvana Trade-marks and Series Logo.

23.	Nelvana represents, warrants and covenants that: (a) it is
entitled to enter into this Agreement; (b) to the best of its knowledge, no part of the Programs will infringe upon the rights of any person; and (c) the performing rights for any music in the Programs are in the public domain or controlled by a performing rights society.

24.	Licensee represents, warrants and covenants that: (a) it is
entitled to enter into this Agreement; (b) it shall obtain, directly or indirectly, public music performance and droits de reproduction licenses and, as the case may be, any other literary and artistic property rights contained in the Programs as may be required by the applicable local performing and mechanical reproduction rights organizations in the Territory for the exhibition of the Programs; and ( c) to the best of its knowledge, no part of any materials created or modifications made by or for Licensee including, without limitation, any Dubbed Versions, advertising, promotional or packaging material or artwork, will infringe upon the rights of any person.

25.	Nelvana and Licensee will indemnify and hold harmless each other and their respective officers, directors, affiliates, employees, successors and permitted assigns from all claims, liabilities and expenses (including reasonable legal fees) arising out of any breach of their respective representations, warranties or obligations pursuant to this Agreement. Nelvana's obligation to indemnify
Licensee hereunder shall be limited to the amount of the Licence
Fee.


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26.	If either party breaches a material provision of this Agreement and fails to cure such breach within 45 days of notice (10 days for failure to pay), then the other party may terminate this Agreement and exercise any other remedies.

27.	Licensee may not assign this Agreement, or sublicense or use an agent to exploit any rights granted to Licensee except with Nelvana's prior approval. Nelvana may assign or license any rights under this Agreement, but if such assignee or licensee fails to fulfill any obligation set out in this Agreement, Nelvana will remain liable for such obligation.

28.	This Agreement constitutes the entire agreement between the
parties regarding the subject matter which it concerns and supersedes any prior agreements, understandings and negotiations between the parties or their representatives. No modification of any of its terms shall be valid unless in writing and signed by both parties. This Agreement shall be governed and construed by the laws of the Republic of Ireland.



IN WITNESS WHEREOF, Nelvana and Licensee have executed this Agreement.

NELVANA INTERNATIONAL LIMITED

by: /s/ NELVANA INTERNATIONAL LIMITED
Authorized signing officer


OMNI BROADCASTING

by: /s/ ROGER NEAL SMITH
Authorized signing officer


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